Exhibit 16.1

January 24, 2007

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Re: International Food & Wine   Consultants, Inc.

File No. 333-136487

Ladies and Gentlemen:

We have read the statements made by International Food & Wine Consultants, Inc. which were provided to us on January 24, 2007, which we understand will be filed with the Commission pursuant to Item 4.01 of the Form 8-K/A. We agree with the statements under Item 4.01 concerning our firm. We have no basis to agree or disagree with other statements made.

Very truly yours,

/s/ Most & Company, LLP

Most & Company, LLP

Independent Registered Public

Accounting Firm